Filed Pursuant to Rule 424(b)(3)

Registration No. 333-296954

PROSPECTUS

VENHUB GLOBAL, INC.

6,170,000 shares common stock

This prospectus relates to the resale, from time to time, of up to 6,170,000 shares of our common stock by the selling stockholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. The 6,170,000 shares are comprised of (i) 5,470,000 shares of common stock issued and outstanding and (ii) 700,000 shares of common stock issuable under an agreement with one of the selling stockholders. As further described in the section titled “Selling Stockholders”, these 700,000 shares shall be issued pursuant to the following schedule: (i) 50,000 shares on the effective date of this registration statement (the “Effective Date”), (ii) 50,000 shares 30 days after the Effective Date, (iii) 100,000 shares 60 days after the Effective Date, (iv) 75,000 shares 120 days after the Effective Date, (v) 75,000 shares 150 days after the Effective Date, (vi) 50,000 shares 180 days after the Effective Date, 50,000 shares 210 days after the Effective Date, (viii) 50,000 shares 240 days after the Effective Date, (ix) 50,000 shares 270 days after the Effective Date, (x) 50,000 shares 300 days after the Effective Date and (xi) 100,000 shares 330 days after the Effective Date. There are no conditions to the issuance of the 700,000 shares other than the effectiveness of this registration statement.

For more information about the selling stockholders and the agreements pursuant to which we agreed to issue the shares, see the section titled “Selling Stockholders.”

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus may offer the shares from time to time through a number of different ways and at varying prices, including public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section titled “Plan of Distribution” on page 11. For a list of the selling stockholders, see the section titled “Selling Stockholders” on page 9.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VHUB.” On July 7, 2026, the closing sale price of our common stock as reported on Nasdaq was $1.02. You are urged to obtain current market quotations for the common stock.

Our founder and Chief Executive Officer, Shahan Ohanessian, along with the Chairwoman of the Board of Directors, his wife, Shoushana Ohanessian, beneficially own approximately 83% of the voting power of our outstanding voting securities through their ownership of Series C Preferred Stock and common stock, and we are a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market LLC. Under Nevada Revised Statutes Section 78.195, the voting rights and powers of this preferred stock have been established in our articles of incorporation. We may rely on the exemptions from the corporate governance requirements that are available to controlled companies. See “Risk Factors — The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements”

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. We have elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

We are a “smaller reporting company” as defined under U.S. federal securities law and, as such, hereby elect to incorporate by reference information filed after the effective date of this Registration Statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this Offering shall be deemed to be incorporated by reference into the prospectus.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page 5 and under similar headings in the documents incorporated by reference into this prospectus for risks you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2026

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not, and the selling stockholders have not, authorized anyone to provide you with information other than the information that has been provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our securities. Our business, financial condition and results of operations may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 6,170,000 shares of our common stock. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders, although we may receive cash from the exercise of the Warrants.

The information appearing in this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus. You should not assume that the information contained in or incorporated by reference in this prospectus, or in any free writing prospectus that is authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.

We further not that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Person who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

Industry and Market Data

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all of the information that you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and related notes and other available information incorporated by reference into this prospectus and any amendment or supplement hereto.

Company Overview

VenHub Global, Inc. is a fully autonomous and robotic-operated store that utilizes advanced technologies such as artificial intelligence (AI) and smart inventory management systems to offer a seamless shopping experience for customers. The Company intends VenHub technology to combine the convenience of a store with the efficiency of robotics. This will be achieved by providing customers with a unique shopping experience that will be fully autonomous and that operates 24/7. The Company believes that with its use of advanced sensors, artificial intelligence, and robotics, VenHub is designed to ensure that customers will always have access to products with a few taps on their smartphones. From scanning and purchasing products to bagging and delivering them, VenHub’s robots will be able to take care of everything in a seamless and efficient manner. The store’s artificial intelligence algorithm will be able to keep track of customer preferences, allowing it to tailor its offering to meet individual customer’s tastes and preferences.

The Company’s business model is designed to generate both one-time deployment revenue from the sale and installation of Smart Store units, as well as recurring revenue from SaaS subscriptions, maintenance agreements, support services, and other platform-related offerings. While the Company has not yet charged customers for SaaS or maintenance services as part of its early commercialization strategy, management expects recurring revenue streams to become an increasingly important component of the Company’s operating model as commercial deployments expand.

Management believes the recurring nature of SaaS and maintenance revenue may provide greater long-term revenue visibility and operating leverage as the installed base of Smart Store units grows.

The Company is continuing to build its commercialization and deployment infrastructure to support the anticipated expansion of Smart Store deployments. Through its subsidiaries, the Company manages manufacturing, assembly, installation, software development, maintenance, and support operations associated with its Smart Store platform. Management believes the Company’s operational structure is designed to support future scaling of deployments across both Company-owned and customer-operated locations.

As commercialization efforts continue, the Company expects scaling activities to include increased manufacturing capacity, inventory procurement, deployment logistics, installation coordination, software support, and field maintenance operations. The Company’s ability to expand deployments remains dependent on several factors, including available capital resources, supply chain conditions, customer demand, site readiness, and operational execution.

Management believes the Company’s current investments in inventory, infrastructure, software, and operational capabilities position the Company to support future growth and broader commercial rollout initiatives.

The Company has four subsidiaries:

VenHub, LLC to manage manufacturing, assembly and installation of units.

VenHub, Services LLC to provide software-as-a-service (SaaS) and ongoing maintenance services.

VenHub IP, LLC to hold and manage the Company’s intellectual property.

VenHub Stores LLC, to manage all Company owned stores.

On January 30, 2026, the Company commenced trading under the ticker symbol “VHUB” on the NASDAQ Global Market.

We have incurred significant losses and negative cash flows from our operations since inception. As of March 31, 2026, we had an accumulated deficit of approximately $98.78 million and working capital of approximately $1.7 million. As of December 31, 2025, we had an accumulated deficit of approximately $82.17 million and negative working capital of approximately $9.2 million. As of March 31, 2026, we had cash and cash equivalents of approximately $5.8 million. As of December 31, 2025, we had cash and cash equivalents of approximately $0.089 million. Based on our historical and anticipated rate of cash expenditures, we do not anticipate our existing working capital will be sufficient to sustain our business through the commercialization of our product candidates or the execution of our current business plan. Therefore, we are dependent on obtaining additional funding from outside sources, including equity or debt financings, warrant exercises, strategic transactions, commercial arrangements, or other sources of financing, in order to continue our operations. We cannot provide assurance that additional financing will be available to us and, if available, that it will be completed on a timely basis, on acceptable terms or at all. If we are unable to obtain sufficient financing when needed, it would negatively impact our business and operations, which could cause the price of our common stock to decline or ultimately force us to reduce, suspend or cease operations.

During the years ended December 31, 2025 and 2024, we incurred net losses of approximately $62.4 million and $9.4 million, respectively. We have not yet achieved profitability and expect to continue to incur losses for the foreseeable future. Our future capital needs will depend on a number of factors, including the development and operating requirements of our business and stores, our corporate overhead, debt service obligations, and public company costs.

Our independent auditors, in their reports dated March 24, 2026 and March 28, 2025 with respect to our financial statements for the years ended December 31, 2025 and 2024, respectively, included explanatory paragraphs expressing substantial doubt regarding our ability to continue as a going concern. The going concern disclosures reflected, among other factors, the Company’s recurring operating losses, negative operating cash flows, accumulated deficit, and dependence on additional financing to fund operations and execute its business plan.

Recent Developments

On July 7, 2026, the Company filed a Definitive Information Statement on Schedule 14C with the SEC in connection with the approval by stockholders holding a majority of our voting power of a Certificate of Amendment to our articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 300,000,000 shares of common stock.

Our Corporate Information

VenHub Global, Inc. was incorporated in the state of Wyoming on January 31, 2023, as “Autonomous Solutions, Inc.” and redomiciled in Delaware with the name VenHub Global, Inc. on August 15, 2024. The Company redomiciled in Nevada on October 3, 2025.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects.

Implications of Our Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our Shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company.

We have elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our offering of our shares of common stock in October 2025; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above

Available Information

We maintain our corporate website at www.venhub.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision. Our SEC filings, including any amendments, will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our common stock is quoted on the Nasdaq under the symbol “VHUB”. We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”) and are subject to the requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These filings are available to the public on the Internet on the SEC’s website at www.sec.gov.

Our principal business address is 5360 Procyon Street, Las Vegas, NV 89118 and our telephone number is (888) 585-4999.

THE OFFERING

The Issuer	VenHub Global, Inc. is a Nevada Corporation

Securities Being Registered	The 6,170,000 shares are comprised of (i) 5,470,000 shares of common stock issued and outstanding and (ii) 700,000 shares of common stock issuable under an agreement with one of the selling stockholders. As further described in the section titled “Selling Stockholders”, these 700,000 shares shall be issued pursuant to the following schedule: (i) 50,000 shares on the effective date of this registration statement (the “Effective Date”), (ii) 50,000 shares 30 days after the Effective Date, (iii) 100,000 shares 60 days after the Effective Date, (iv) 75,000 shares 120 days after the Effective Date, (v) 75,000 shares 150 days after the Effective Date, (vi) 50,000 shares 180 days after the Effective Date, 50,000 shares 210 days after the Effective Date, (viii) 50,000 shares 240 days after the Effective Date, (ix) 50,000 shares 270 days after the Effective Date, (x) 50,000 shares 300 days after the Effective Date and (xi) 100,000 shares 330 days after the Effective Date. There are no conditions to the issuance of the 700,000 shares other than the effectiveness of this registration statement. Our common stock is described in further detail in the section of this prospectus titled “Description of Securities - Common Stock.”

Offering Type	The Offering is being made on behalf of those selling stockholders identified herein.

Nasdaq Symbol	VHUB

Common Stock Outstanding Before this Offering	There are 90,392,857 shares of common stock issued and outstanding as of the date of this prospectus, which are held by 2,770 holders.

Use of Proceeds	The Company will not receive any proceeds from the sale of the Shares offered hereby by the selling stockholders.

Risk Factors	An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section herein and the other information contained or incorporated by reference in this prospectus before making an investment decision regarding our common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our securities, including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Ownership of Our Securities

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our common stock.

Our common stock is currently listed for trading on The Nasdaq Stock Market LLC. We must satisfy the continued listing requirements of Nasdaq, to maintain the listing of our common stock on The Nasdaq Stock Market LLC.

On April 30, 2026, we received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that, because the closing bid price for the Company’s common stock listed on Nasdaq was below $1.00 for the last 30 consecutive business days, the Company no longer meets the minimum bid price requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 5450(a)(1), requiring a minimum bid price of at least $1.00 per share (the “Minimum Bid Price Requirement”). The notification had no immediate effect on the listing of the Company’s common stock. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until October 27, 2026, to regain compliance with the Minimum Bid Price Requirement.

On May 21, 2026, we received a letter from Nasdaq notifying us that, as the closing bid price of the Company’s common stock for the last 10 consecutive business days, from May 7, 2026 to May 20, 2026, has been at $1.00 per share or greater, the Company has regained compliance with Nasdaq’s Listing Rule 5450(a)(1), and that this matter is now closed.

If we are unable to sustain compliance with all applicable requirements for continued listing on the Nasdaq, our common stock may be delisted from Nasdaq. In that event, our shares would likely trade on an over-the-counter market, which could materially and adversely affect investors. Delisting could result in reduced liquidity, lower trading prices, increased volatility, decreased analyst coverage, and limited access to capital. In addition, certain institutional investors may be unable to hold or purchase our securities, which could further negatively impact the market for our common stock. We may pursue actions to regain compliance, including a reverse stock split, although there can be no assurance that such actions would be successful.

Our current dependency on external funding for our operations raises a substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

As reflected in the accompanying financial statements, since its inception, the Company has experienced recurring losses. As of March 31, 2026, we had an accumulated deficit of approximately $98.78 million and working capital of approximately $1.7 million. As of December 31, 2025, we had an accumulated deficit of approximately $82.17 million and negative working capital of approximately $9.2 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations with funds from revenue producing activities along with exploring both additional equity and debt financing.

On February 12, 2026, we completed a financing transaction providing for aggregate gross proceeds of $18.865 million. Based on cash on hand as of June 22, 2026, we currently anticipate having sufficient liquidity to fund planned operations into the first quarter of 2027. However, this estimate is based on assumptions that may prove to be incorrect, and we may require additional financing sooner than currently anticipated.

We will be required to raise additional capital in order to develop our technology and scale our commercial delivery operations. However, we may be unable to raise additional capital needed to fund and grow our business.

We will need additional capital to develop our next generation of autonomous smart stores and scale our operations. We will not be able to continue product development and our autonomous smart store operations if we cannot raise additional debt and/or equity financing.

We may not be able to increase our capital resources by engaging in additional debt or equity financings. Even if we complete such financings, they may result in dilution to our existing investors and include additional rights or terms that may be unfavorable to our existing investor base. These circumstances could materially and adversely affect our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our stockholders.

Our controlling stockholders which include our Chief Executive Officer have significant influence over the Company.

Our Chief Executive Officer, Shahan Ohanessian, along with his wife, Shoushana Ohanessian, who sits as Chairwoman of the Board of Directors, holds, through their limited liability company SSO, LLC, approximately 83% of the voting power of our outstanding voting securities. As of June 22, 2026, Our Chief Executive Officer, Shahan Ohanessian, along with his wife, Shoushana Ohanessian, are holding 59,124,215 shares of common stock and 100,000 shares of Series C Preferred Stock to SSO LLC, which have voting rights of 1,000 per each share. As a result, Mr. and Mrs. Ohanessian collectively control over 83% voting rights on all matters presented to shareholders, limiting shareholders’ ability to affect decision making.

Due to the controlling amount of their share ownership in our Company, our chief executive officer has a significant influence in determining the outcome of all corporate transactions, including the power to prevent or cause a change in control. His interests may differ from the interests of other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Company is currently a “controlled company” within the meaning of the applicable rules of Nasdaq. Our Chief Executive Officer, Shahan Ohanessian, along with his wife, Shoushana Ohanessian, who sits as Chairwoman of the Board of Directors, holds, through their limited liability company SSO, LLC, approximately 83% of the voting power of our outstanding voting securities and accordingly, he has the ability to determine all matters requiring approval by stockholders. As a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, which it does not intend to do, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Any future market price for the shares may be volatile.

Our common stock has experienced significant price volatility since our initial listing on January 30, 2026, and such volatility may continue. Since our listing, the trading price of our common stock has fluctuated substantially, including declines to below $1.00 per share, and has been subject to significant variability in trading volume and price. This volatility may be attributable to a number of factors, including limited trading history, low public float, changes in investor perception, market conditions, and other factors that are beyond our control. As a result, the market price of our common stock may continue to fluctuate significantly in the future. Continued volatility in our stock price could result in substantial losses for investors, make it more difficult for investors to predict the value of our securities, and impair our ability to raise additional capital on favorable terms or at all.

Although we are listed on the Nasdaq Global Market, the market price for our shares is likely to continue to be highly volatile, and subject to wide fluctuations in response to various factors including the following:

1.	Actual or anticipated fluctuations in the Company’s quarterly operating results and revisions to expected results;

2.	Changes in financial estimates by securities research analysts;

3.	Conditions in the U.S. financial markets;

4.	Changes to international, federal, state or local regulations related to artificial intelligence, automated retail technology, digital payment systems, personal data protection, and robotics;

5.	Changes in the economic performance or market valuations of industries specializing in comparable companies having securities traded on a national exchange;

6.	Announcements by the Company or its competitors of new services, strategic relationships, joint ventures or capital commitments;

7.	Addition or departure of key personnel;

8.	Litigation related to any assets or intellectual property; and

9.	Sales or perceived potential sales of the shares.

In addition, securities markets have from time to time, and to a greater degree since 2007, experienced significant price and volume fluctuations that bear no relation to the operating performance of particular companies. These market fluctuations may also have a materially adverse effect on the market price of the Company’s common stock. Furthermore, in the past, following periods of volatility in the market price of a public company’s securities, investors have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of management’s attention and resources.

If shares of our common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our shares of common stock is less than $5.00 per share, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares. In addition, the regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock.

The sale of a substantial amount of our common stock, including resale of the Shares held by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

This prospectus covers the resale of 6,170,000 shares of our common stock held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

Future sales of our common stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of common stock or other types of our securities in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our securities or the effect, if any, that future sales and issuances of our securities will have on the market price of our common stock. Sales of substantial amounts of our securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein by reference, including statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar conditional expressions. The forward-looking statements in this prospectus or the documents incorporated herein by reference are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described under “Risk Factors” contained herein and in our most recently filed Annual Report on Form 10-K.

You should read this prospectus and the documents that are incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the selling stockholders’ shares of common stock registered herein.

DIVIDEND POLICY

We have not paid any dividends on our common stock since inception and we currently expect that, in the foreseeable future, all earnings, if any, will be retained for the development of our business and no dividends will be declared or paid. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our earnings, if any, operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

SELLING STOCKHOLDERS

This prospectus relates to the offer and resale of up to 6,170,000 shares of our common stock, par value $0.001 per share, of which 5,470,000 shares have been previously issued to certain of the selling stockholders pursuant to several service agreements entered into in 2025 and 2026, and of which 700,000 shares are issuable to another selling stockholder pursuant to the following schedule set forth in a separate binding agreement entered into with such selling stockholder on June 3, 2026: (i) 50,000 shares on the Effective Date, (ii) 50,000 shares 30 days after the Effective Date, (iii) 100,000 shares 60 days after the Effective Date, (iv) 75,000 shares 120 days after the Effective Date, (v) 75,000 shares 150 days after the Effective Date, (vi) 50,000 shares 180 days after the Effective Date, 50,000 shares 210 days after the Effective Date, (viii) 50,000 shares 240 days after the Effective Date, (ix) 50,000 shares 270 days after the Effective Date, (x) 50,000 shares 300 days after the Effective Date and (xi) 100,000 shares 330 days after the Effective Date. There are no conditions to the issuance of the 700,000 shares other than the effectiveness of this registration statement. Further, any of the 700,000 shares not yet issued to the selling stockholder shall immediately be issued upon the earliest of any: (i) a change of control, (ii) delisting of our common stock from Nasdaq (or any successor national securities exchange), (iii) failure to maintain our eligibility with our transfer agent and any applicable clearing systems (including DTC) such that the shares cannot be freely transferred when eligible or (iv) our material breach of the agreement.

The table below lists the selling stockholders and other information regarding the “beneficial ownership” of the shares of common stock by the selling stockholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of our common stock as to which the selling stockholders have sole or shared voting power or investment power and any shares of our common stock the selling stockholders have the right to acquire within 60 days.

Each Selling Shareholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

	Common Stock		Shares of Common Stock Being Registered Pursuant to this	Shares of Common Stock Held After this
Name and Address of Beneficial Owner	Shares	% (1)	Offering	Offering
Revere Securities LLC(2)	700,000	0.01%	700,000	800,000
Vervetria Investments Ltd. (3)	1,000,000	0.01%	1,000,000	1,000,000
Sunflower Marketing LLC (4)	1,000,000	0.01%	1,000,000	1,000,000
Dalmasia Ltd (5)	1,125,000	0.01%	1,125,000	1,125,000
Pacific Design Studio LLC(6)	1,250,000	0.01%	1,250,000	1,250,000
Worldwide Acquisitions LLC(7)	960,000	0.01%	960,000	960,000
Eric Lembcke(8)	135,000	0.00%	135,000	135,000

(1)	The calculation of percentage held is based on a fully diluted number shares of common stock of 98,498,019 including full exercise of the outstanding warrants.

(2)	On June 3, 2026 the Company entered into an agreement with Revere Securities LLC (“Revere”) pursuant to which we agreed to issue to Revere 700,000 shares of common stock pursuant to the following schedule; (i) 50,000 shares on the Effective Date, (ii) 50,000 shares 30 days after the Effective Date, (iii) 100,000 shares 60 days after the Effective Date, (iv) 75,000 shares 120 days after the Effective Date, (v) 75,000 shares 150 days after the Effective Date, (vi) 50,000 shares 180 days after the Effective Date, 50,000 shares 210 days after the Effective Date, (viii) 50,000 shares 240 days after the Effective Date, (ix) 50,000 shares 270 days after the Effective Date, (x) 50,000 shares 300 days after the Effective Date and (xi) 100,000 shares 330 days after the Effective Date. There are no conditions to our issuance of the 700,000 shares other than the effectiveness of this registration statement. Further, any of the 700,000 shares not yet issued to Revere shall immediately be issued upon the earliest of any: (i) a change of control, (ii) delisting of our common stock from Nasdaq (or any successor national securities exchange), (iii) failure to maintain our eligibility with our transfer agent and any applicable clearing systems (including DTC) such that the shares cannot be freely transferred when eligible or (iv) our material breach of the agreement. Bill Moreno of Revere has voting and investment control over the shares held by Revere and may be deemed to be the beneficial owner of such shares. Mr. Moreno, however, disclaims any beneficial ownership of the Company’s securities reported herein except to the extent of his pecuniary interest, if any, therein. Except for such agreement and ownership of the shares, and its services as our advisor for our January 2026 direct listing, Revere has not had any material relationship with the Company within the past three years. The business address of Revere is 560 Lexington Avenue, Suite 16B, New York, New York, 10022.

(3)	On or about June 9, 2026, the Company entered into a service agreement (the “Vervetria Service Agreement”) with Vervetria Investments Ltd. (“Vervetria”), pursuant to which Vervetria agreed to provide strategic advisory, business development, partnership origination, and market-expansion services in connection with the Company’s growth and accelerated deployment within the European Union. The shares were issued as compensation under the service agreement. Andres Eracleous of Vervetria, has voting and investment control over the shares held by Vervetria and may be deemed to be the beneficial owner of such shares. Mr. Eracleous, however, disclaims any beneficial ownership of the Company’s securities reported herein except to the extent of her pecuniary interest, if any, therein. Except for such service relationship and ownership of the shares, Vervetria has not had any material relationship with the Company within the past three years. The business address of Vervetria is Arch. Makariou III, 214, Ideal Building, Floor 2, Flat/Office 201, 3030, Limassol, Cyprus.

(4)	On or about June 9, 2026, the Company entered into a service agreement (the “Sunflower Service Agreement”) with Sunflower Marketing LLC (“Sunflower”), pursuant to which Sunflower agreed to provide strategic marketing, business development, and market expansion services within the global education vertical. The shares were issued as compensation under the service agreement. Rachel Gabriel of Sunflower, has voting and investment control over the shares held by Sunflower and may be deemed to be the beneficial owner of such shares. Ms. Gabriel, however, disclaims any beneficial ownership of the Company’s securities reported herein except to the extent of her pecuniary interest, if any, therein. Except for such service relationship and ownership of the shares, Sunflower has not had any material relationship with the Company within the past three years. The business address of Sunflower is 43 W. 46th Street, Floor 3, New York, NY 10036.

(5)	On or about June 9, 2026, the Company entered into a service agreement (the “Dalmasia Service Agreement”) with Dalmasia Ltd (“Dalmasia”), pursuant to which Dalmasia agreed to provide strategic advisory, business development, and operational expansion services. The shares were issued as compensation under the service agreement. Andreas Eracleous of Dalmasia, has voting and investment control over the shares held by Dalmasia and may be deemed to be the beneficial owner of such shares. Mr. Eracleous, however, disclaims any beneficial ownership of the Company’s securities reported herein except to the extent of his pecuniary interest, if any, therein. Except for such service relationship and ownership of the shares, Dalmasia has not had any material relationship with the Company within the past three years. The business address of Dalmasia is 214 Arch. Makariou III, IDEAL BUILDING, 2nd Floor, Office 201, Lemesos, Cyprus 3030.

(6)	On or about June 9, 2026, the Company entered into a service agreement (the “Pacific Design Service Agreement”) with Pacific Design Studio LLC (“Pacific Design”), pursuant to which Pacific Design agreed to provide design development, architectural, engineering, and technical drawing services The shares were issued as compensation under the service agreement. Michael Gardner of Pacific Design, has voting and investment control over the shares held by Pacific Design and may be deemed to be the beneficial owner of such shares. Mr. Gardner, however, disclaims any beneficial ownership of the Company’s securities reported herein except to the extent of his pecuniary interest, if any, therein. Except for such service relationship and ownership of the shares, Pacific Design has not had any material relationship with the Company within the past three years. The business address of Pacific Design is 1879 Whitney Mesa Drive, Henderson, Nevada 89014.

(7)	On or about June 9, 2026, the Company entered into a service agreement (the “Worldwide Acquisitions Service Agreement”) with Worldwide Acquisitions LLC (“Worldwide Acquisitions”), pursuant to which Worldwide Acquisitions agreed to provide strategic advisory, business development, and solutions-architecture services. The shares were issued as compensation under the service agreement. Chris Makarm of Worldwide Acquisitions, has voting and investment control over the shares held by Worldwide Acquisitions and may be deemed to be the beneficial owner of such shares. Mr. Makarm, however, disclaims any beneficial ownership of the Company’s securities reported herein except to the extent of his pecuniary interest, if any, therein. Except for such service relationship and ownership of the shares, Worldwide Acquisitions has not had any material relationship with the Company within the past three years. The business address of Worldwide Acquisitions is 550 Mary Esther Cut Off NW, Suite 1, Fort Walton Beach, FL 32548.

(8)	Eric Lembcke received the shares being registered for resale pursuant to an agreement with the Company, dated November 6, 2025. The shares were issued as compensation under the agreement. Mr. Lembcke has voting and investment control over the shares held by him. Except for such relationship and ownership of the shares, Mr. Lembcke has not had any material relationship with the Company within the past three years. Mr. Lembcke’s mailing address is 6300 N. Sagewood Dr., Ste. H-613, Park City, Utah 84098.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement to become effective of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized common stock consists of 100,000,000 shares of common stock. As of the date of this Prospectus, there are 90,392,857 shares of common stock issued and outstanding.

On June 16, 2026, stockholders holding a majority of our voting power approved the filing of a Certificate of Amendment to increase the number of authorized common stock from 100,000,000 to 300,000,000 shares of common stock. We filed a Definitive Information Statement on Schedule 14C with the SEC on July 7, 2026, relating to this amendment. The increase in our authorized common stock will become legally effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Nevada, which we intend to file 20 calendar days after the mailing of our definitive information statement, or on or about July 20, 2026. Upon the effectiveness of that amendment, our authorized capital stock will consist of 300,000,000 shares of common stock. The shares of common stock being offered in this prospectus are fully covered by our currently authorized share pool, and this offering is not dependent upon the effectiveness of the pending amendment.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have cumulative voting rights in the election of directors as provided under Nevada Revised Statutes Section 78.360. All outstanding shares of common stock are fully paid and non-assessable as provided under Nevada Revised Statutes Section 78.211, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of cumulative voting, conversion, pre-emptive or other subscription rights. There is no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs pursuant to Nevada Revised Statutes Chapter 78, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any, in accordance with their respective rights and preferences.

Series B Preferred Stock

In August 2024, the Company established a Series B Preferred Stock (the “Series B Preferred”) and authorized an aggregate of 20,000,000 shares with a par value of $$0.001 per share. As of June 22, 2026, 3,943 shares of Series B Preferred Stock are issued and outstanding. Shares of Series B Preferred Stock have no voting rights and convert into 1 share of common stock of the Company for each share of Series B Stock at the sole discretion of the Board of Directors.

Series C Preferred Stock

In November 2025, the Company established a Series C Super Voting Preferred Stock (the “Series C Preferred”) and authorized an aggregate of 100,000 shares with a par value of $0.001 per share. As of June 22, 2026, 100,000 shares of Series C Preferred are issued and outstanding. All shares of Series C Preferred are owned by SSO, LLC, which is controlled by the Company’s Chief Executive Officer. The Series C Preferred Stock shave no conversion rights and have voting rights equal to 1,000 votes per 1 share of Series C Preferred Stock.

Dividends

It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws to Be in Effect Upon the Completion of This Offering Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Board Classification

Our articles of incorporation, which will be in effect upon the completion of this offering, will provide for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Differences in Corporate Law Resulting from Our Reincorporation in Nevada

On October 3, 2025, we converted our Delaware incorporation and reincorporated in Nevada. Pursuant to that reincorporation, the rights of our stockholders are governed by the NRS and our Nevada Articles of Incorporation and Bylaws. Nevada law provides a strong statutory business-judgment presumption and broader liability protections for directors and officers than Delaware in several respects, which may make it more difficult for stockholders to prevail in litigation against our directors and officers. Nevada’s decisional law is also less developed than Delaware’s, which could increase uncertainty in the application of corporate law to our affairs. See “Risk Factors-Our reincorporation in Nevada will change the rights of our stockholders and may increase legal uncertainty.”

Our Nevada Articles of Incorporation and Bylaws provide for the exculpation of and indemnification to directors and officers to the fullest extent permitted under the Nevada Revised Statutes (NRS), thereby affording robust protection mechanisms consistent with Nevada law. Cross-references to these provisions may be found in Part II, “Indemnification of Directors and Officers,” and Article VI of the Bylaws. With respect to stockholder rights and corporate records, material differences exist between Nevada and Delaware law, particularly concerning inspection rights and internal affairs doctrine; notably, recent 2025 amendments to the Delaware General Corporation Law (DGCL) have narrowed stockholder books-and-records rights and introduced retroactive limitations, while Nevada maintains a distinct statutory and case law framework. On matters of corporate governance, unless explicitly stated otherwise in the Nevada Articles, cumulative voting shall not apply, and our governing documents expressly disallow cumulative voting-requiring conforming amendments to the Bylaws. Additionally, we have designated Nevada courts as the exclusive forum for all internal corporate claims, and federal courts for claims arising under the Securities Act of 1933, subject to applicable enforceability limitations.

Action by Written Consent; Special Meetings of Stockholders

Our articles of incorporation provide that, from and after the date our current Chief Executive Officer ceases to beneficially own at least 40% of the voting power of our outstanding common stock (the “Trigger Date”), our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our common stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our articles of incorporation provide that, from and after the Trigger Date, special meetings of the stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer, our board of directors, or by stockholders representing at least 10% of the voting power as permitted under NRS 78.310. Following the Trigger Date, stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.

Advance Notice Procedures

Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed from office, with or without cause, by the affirmative vote of stockholders holding at least two-thirds of the voting power of our outstanding common stock, consistent with NRS 78.335. Prior to the Trigger Date, directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding common stock.

No Cumulative Voting

Because our stockholders will not have cumulative voting rights, stockholders holding a majority of the voting power of the common stock outstanding will be able to elect all of our directors. The absence of cumulative voting makes it more difficult for a minority stockholder to nominate and elect a director to our board of directors in order to influence our board of directors’ decision regarding a takeover or otherwise.

Amendment of Charter and Bylaw Provisions

Our articles of incorporation provide that, following the Trigger Date, the amendment of certain of the provisions of our certificate of incorporation described in this prospectus will require approval by holders of at least two-thirds of the voting power of our outstanding common stock. Our articles of incorporation provide that our board of directors may from time to time adopt, amend, alter, or repeal our bylaws without stockholder approval. The stockholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of a majority of the voting power of our outstanding common stock (other than certain specified bylaws which, following the Trigger Date, will require the affirmative vote of two-thirds of our outstanding common stock).

The combination of these provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Choice of Forum

Our Amended and Restated Bylaws provide that the state courts of Nevada will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Nevada Revised Statutes; (iv) any action regarding our articles of incorporation or our bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. These provisions will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Nevada of the enforceability of such exclusive-forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the forum provisions in our Amended and Restated Bylaws. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The Nevada Revised Statutes authorize corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. Our articles of incorporation include a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the Nevada Revised Statutes. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, respectively, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director or officer.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the Nevada Revised Statutes. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification, and advancement provisions that will be included in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Warrants and Options

The Company currently has 405,092 warrants to purchase common stock at a price of $4.32, 7,700,000 warrants to purchase common stock at a price of $2.45 per share with a cashless exercise, and 385,000 warrants to purchase common stock at a price of $2.695 with no cashless exercise.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC with an address of 18 Lafayette Place, Woodmere, NY 11598, and a phone number of (212) 828-8436.

LEGAL MATTERS

The validity of the shares registered by us under this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP.

EXPERTS

The consolidated financial statements of VenHub Global, Inc. as of and for the year ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VenHub Global, Inc. as of and for the year ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Bush & Associates CPA LLC, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 9, 2025, we received notice from Rosenberg Rich Baker Berman, P.A. (“RRBB”) our independent registered public accounting firm, that they no longer will be our auditors moving forward for 2025.

RRBB’s report of independent registered public accounting firm dated March 28, 2025, except for the effects of the restatement and revisions discussed in Note 2 to the consolidated financial statements to which the date is September 9, 2025, on the VenHub Global Inc.’s consolidated balance sheet as of December 31, 2024 and 2023 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2024 and for the period January 31, 2023 (inception) through December 31, 2023, and the related notes collectively referred to as the financial statements, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about our ability to continue as a going concern.

During the period from January 31, 2023 (VenHub Global Inc.’s inception) through December 31, 2024 and the subsequent interim period through May 9, 2025, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with RRBB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RRBB, would have caused RRBB to make reference thereto in its reports on VenHub Global Inc’s financial statements for such periods. During the period from January 31, 2023 (VenHub Global Inc’s inception) through December 31, 2024 and the subsequent interim period through May 9, 2025, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided RRBB with a copy of the foregoing disclosures and requested that RRBB furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from RRBB dated September 30, 2025, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On May 20, 2025, the Company approved the engagement of Bush & Associates CPA LLC (“Bush”) as our independent registered public accounting firm, effective upon the Auditor Change Effective Date. During the period from January 31, 2023 (VenHub Global Inc.’s inception) through December 31, 2024 and the subsequent interim period through May 9, 2025, neither we, nor anyone acting on our behalf, consulted with Bush regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 24, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 12, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on February 12, 2026, February 24, 2026, May 5, 2026, May 21, 2026, and June 9, 2026 (other than any portions thereof deemed furnished and not filed); and

●	The description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement Form 8-A, filed on January 27, 2026, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephone at VenHub Global, Inc., 5360 Procyon Street, Las Vegas, NV 89118. Our telephone number is (888) 585-4999.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual quarterly and special reports, and other information with the SEC. These periodic reports and other information are available for inspection and copying on the website of the SEC referred to above. We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website is not part of this prospectus.

VENHUB GLOBAL, INC.

6,170,000 shares common stock

Prospectus

July 10, 2026